Exhibit 99.B(m)(3)(ii)

May 1, 2009

ING Partners, Inc.
7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the ING Partners, Inc. Distribution Plan

Ladies and Gentlemen:

For the funds listed on Appendix A, attached to this letter, ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD under the ING Partners, Inc. Distribution Plan (the “Distribution Plan”), in an amount equal to 0.05% per annum on the average daily net assets attributable to Class T Shares, as if the distribution fee specified in the Distribution Plan were 0.45%.  By this letter, we agree to waive that fee for the period May 1, 2009 through and including May 1, 2010.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Partners, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

APPENDIX A

ING Solution 2015 Portfolio

ING Solution 2025 Portfolio

ING Solution 2035 Portfolio

ING Solution 2045 Portfolio

ING Solution Income Portfolio